UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 3, 2026

Date of Report (Date of earliest event reported)

TRUSTMARK CORPORATION

(Exact name of registrant as specified in its charter)

Mississippi	000-03683	64-0471500
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

248 East Capitol Street, Jackson, Mississippi	39201
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(601) 208-5111

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered Pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value	TRMK	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On September 3, 2026, Trustmark Bank (the “Bank”), a wholly owned subsidiary of Trustmark Corporation (the “Company”), entered into, and simultaneously completed the transactions contemplated by, an agreement for the purchase and sale of real property (the “Sale Agreement”) with entities affiliated with Blue Owl Real Estate Capital LLC (collectively, “Blue Owl”). Pursuant to the Sale Agreement, the Bank sold to Blue Owl 34 bank branch properties owned and operated by the Bank (the “Branches”) for a purchase price of $91.7 million. The Branches are located in Mississippi, Florida, Tennessee, Alabama and Texas.

Concurrently with the sale of the Branches, the Bank entered into triple net lease agreements (the “Lease Agreements”) with Blue Owl under which Blue Owl will lease to the Bank each of the Branches for the Bank to operate as Bank branches (the sale of the Branches pursuant to the Sale Agreement, and the lease of the Branches pursuant to the Lease Agreements are collectively referred to as the “Sale-leaseback Transaction”). Each of the Lease Agreements has an initial term of 15 years and three consecutive renewal options of five years each. The initial aggregate annual rent payable by the Bank under the Lease Agreements is $6.4 million, and is subject to a 1.5% annual rent escalation during the initial term and the renewal terms, if exercised. The Bank will not close any branch or exit any markets as part of the Sale-leaseback Transaction. The Sale-leaseback Transaction resulted in a pre-tax gain of approximately $61.5 million, after transaction-related expenses.

The foregoing description of the Sale Agreement and the Lease Agreements is a summary and is qualified in its entirety by the agreements, which are filed as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K and incorporated by reference herein.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The description in Item 1.01 above with respect to the Bank’s entry into the Lease Agreements is incorporated by reference under this Item 2.03.

Item 7.01. Regulation FD Disclosure.

Following the completion of the Sale-leaseback Transaction, the Company executed a restructuring of its investment securities portfolio by reclassifying its securities held to maturity to securities available for sale. The Company then sold approximately $629.9 million of lower-yielding investment securities with a weighted-average yield of approximately 1.4% and purchased approximately $628.0 million of investment securities with a weighted-average yield of approximately 5.0%, which resulted in a pre-tax loss of approximately $61.5 million. This pre-tax loss offsets the pre-tax gain of approximately $61.5 million generated by the Sale-leaseback Transaction.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements contained in this report constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by words such as “may,” “hope,” “will,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “project,” “potential,” “seek,” “continue,” “could,” “would,” “future” or the negative of those terms or other words of similar meaning. Examples of forward-looking statements include those that discuss expectations regarding the financial impacts of the Sale-leaseback Transaction and the other transactions described in this report. Forward-looking statements are based on assumptions as of the time they are made and are subject to risks, uncertainties and other factors that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence, which could cause actual results to differ materially from anticipated results expressed or implied by such forward-looking statements. Such risks, uncertainties and assumptions, include, among others, changes in management’s assumptions, and material changes in expected expenses associated with the transactions described in the report. Further information regarding risk factors that may affect the Company and its future results of operations and financial condition is contained in the Company’s filings with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K for the year ended December 31, 2025.

Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Except as required by law, we undertake no obligation to update or revise any of this information, whether as the result of new information, future events or developments or otherwise.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description of Exhibits
10.1	Agreement for Purchase and Sale of Real Property, dated September 3, 2026, between Trustmark Bank and entities affiliated with Blue Owl Real Estate Capital, LLC.*
10.2	Form of Lease Agreement between Trustmark Bank and entities affiliated with Blue Owl Real Estate Capital, LLC.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Schedules (or similar attachments) have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant hereby undertakes to furnish supplemental copies of any of the omitted schedules (or similar attachments) upon request by the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRUSTMARK CORPORATION

BY:	/s/ Joseph E. Bond
Joseph E. Bond
Treasurer and Principal Financial Officer

DATE:	September 10, 2026